Exhibit 99.1

The Global Power Company	NEWS RELEASE
Media Contact: Robin Pence 703-682-6552
Investor Inquiries: Scott Cunningham 703-682-6336

AES ANNOUNCES RETIREMENT OF CFO

PLANNED FOR YEAR END

ARLINGTON, Va., June, 23, 2005 – The AES Corporation (NYSE:AES) announced today that Barry Sharp will resign from his position as Executive Vice President and Chief Financial Officer by the end of this year.

Following his departure from AES, Mr. Sharp will continue to work with the company as a consultant and assist the new AES CFO during a transition period. AES has initiated a search for a successor for the Chief Financial Officer position.

Mr. Sharp has accepted a directorship position with Imagine Schools, a company that operates public charter schools in nine states and the District of Columbia.  Upon the appointment of a successor, but no later than year-end, he plans to join the education company as CFO.

Mr. Sharp joined AES in 1986 as Director of Finance and Administration and has served as CFO for the past 18 years.

“After nearly 20 years of dedicated service to AES, Barry has decided to move on to pursue his other interests.  Barry was instrumental in building AES into the global power company that it is today,” said Paul Hanrahan, AES President and CFO.  “He led the company through a difficult restructuring period and played a major role in restoring AES to the solid financial position it has today.  I am personally very grateful for his contributions and look forward to his continued involvement with the company.”

Mr. Sharp commented, “My decision to leave AES was difficult, but after almost 20 years with the company, I have decided that this is the right time to make a transition to a new set of challenges.  I have made this decision with the confidence that AES is on strong financial ground with an exceptional team of people.  Although I will not be leaving my current position until an orderly transition has been arranged, I wish to take this opportunity to express my sincere appreciation to all AES people for the tremendous experience of the last 20 years.  I look forward to continuing my relationship with AES in the future.”

About AES

AES is a leading global power company, with 2004 revenues of $9.5 billion. AES operates in 27 countries, generating 44,000 megawatts of electricity through 124 power facilities and delivers electricity through 15 distribution companies. Our 30,000 people are committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact media relations at media@aes.com.

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